UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2014

VALUEVISION MEDIA, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433
(Address of principal executive offices)

(952) 943-6000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 13, 2014, the Board of Directors (the “Board”) of ValueVision Media, Inc. (the “Company”) elected each of Landel C. Hobbs and Lowell W. Robinson as directors of the Company, in each case effective immediately, and fixed the size of the Board at eight directors in connection therewith.

Landel C. Hobbs is currently Chief Executive Officer of LCH Enterprises LLC, a consulting firm that operates in the broader telecommunications and media space. Mr. Hobbs previously served as Chief Operating Officer of Time Warner Cable (“TWC”) from 2005 until the end of 2010 and was Chief Financial Officer of TWC from 2001 until 2005. He served as Vice President of Financial Analysis and Operations Support for all divisions of AOL Time Warner from September 2000 until October 2001. Mr. Hobbs also served in various positions, including Senior Vice President, Controller and Chief Accounting Officer, of Turner Broadcasting System, Inc. from 1993 until 2000. Before joining Turner in 1993, he served as Senior Vice President and Audit Director of Banc One Illinois Corporation and Senior Manager with KPMG Peat Marwick. He is Lead Director of Allconnect and a current Trustee of the National 4H Council and The Dyslexia Resource Trust. He was previously Chair and a Director of CSPAN and a Trustee of Women in Cable Television (WICT) and is a Broadcasting and Cable Hall of Fame Member. Mr. Hobbs earned a Bachelor of Business Administration from Angelo State University.

Lowell W. Robinson served as the Chief Financial Officer and Chief Operating Officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in 2006 as Chief Financial Officer and Chief Administrative Officer. He had previously served as the President of LWR Advisors from 2002 to 2006 and as the Chief Financial Officer and Chief Administrative Officer at HotJobs.com from 2000 to 2002. He previously held senior financial positions at Advo, Inc., Citigroup Inc. and Kraft Foods, Inc.  Mr. Robinson also serves as a director of The Jones Group and has served on the Board of Directors of Local.com Corporation from 2011 to 2012, the Board of Advisors for the University of Wisconsin School of Business from 2006 to 2010, the Board of Directors of International Wire Group, Inc., from 2003 to 2009, and the Board of Directors of Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc. He is a member of the Smithsonian Libraries Advisory Board and the Board of the Metropolitan Opera Guild.  Mr. Robinson earned a Bachelor of Arts in Economics from the University of Wisconsin and a Master of Business Administration from Harvard Business School.

Each of Messrs. Hobbs and Robinson was elected to serve until the Company’s 2014 Annual Meeting of Shareholders (the “Annual Meeting”) or until his successor is duly elected and qualified.  The Board has appointed Mr. Hobbs to serve on its Audit Committee and Nominating and Corporate Governance Committee and has appointed Mr. Robinson to serve on its Finance Committee and Human Resources and Compensation Committee.  The Board has determined that each of Messrs. Hobbs and Robinson qualifies as an “independent director” under the listing standards of The NASDAQ Stock Market.  There are no arrangements or understandings among either of Messrs. Hobbs or Robinson and any other person or persons pursuant to which they were selected as directors of the Company. There are no current or proposed transactions in which either Messrs. Hobbs or Robinson, or any of their respective related persons, has an interest that is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Each of Messrs. Hobbs and Robinson will receive an annual cash retainer of $65,000 for his service as a director, pro-rated for period of service, as well as reimbursement of reasonable expenses for attending Board and committee meetings.  Mr. Hobbs will also receive a supplemental annual cash retainer of $10,000 for his service on the Audit Committee, pro-rated for period of service.  Each of Messrs. Hobbs and Robinson will receive a grant of stock options to purchase 30,000 shares of the Company’s common stock, which will vest immediately, and a restricted stock grant of 2,148 shares of the Company’s common stock, which will vest the day before the Annual Meeting, all in accordance with the Company’s existing director compensation policies.

Item 8.01  Other Events.

On March 14, 2014, the Company issued a press release announcing the election of each of Messrs. Hobbs and Robinson to the Board.  The press release is filed herewith as Exhibit 99.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title
99	Press Release, dated March 14, 2014

Important Information

This filing and its Exhibit may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with any such meetings of shareholders. Information concerning these directors and executive officers in connection with the matters to be voted on at any such meeting that may be held will be included in the proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with any such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Any proxy statement, any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 14, 2014	VALUEVISION MEDIA, INC.

	By:	/s/ Teresa Dery
Teresa Dery Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99	Press Release, dated March 14, 2014